Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003 and except for the Note 2.n., for which the date is November 3, 2003 in the Registration Statement (Form S-1) and the related Prospectus of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) for the registration of shares of its common stock.

/s/  Ernst & Young LLP

Kansas City, Missouri

November 3, 2003